Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili	Tatiana Stead
jeff.norris@capitalone.com	danielle.dietz@capitalone.com	sie.soheili@capitalone.com	tatiana.stead@capitalone.com

FOR IMMEDIATE RELEASE: October 22, 2020
Capital One Reports Third Quarter 2020 Net Income of $2.4 billion, or $5.06 per share
Excluding adjusting items, Third Quarter 2020 Net Income of $5.05 per share(1)
McLean, Va. (October 22, 2020) – Capital One Financial Corporation (NYSE: COF) today announced net income for the third quarter of 2020 of $2.4 billion, or $5.06 per diluted common share, compared with a net loss of $918 million, or $2.21 per diluted common share in the second quarter of 2020, and with net income of $1.3 billion, or $2.69 per diluted common share in the third quarter of 2019. Excluding adjusting items, net income for the third quarter of 2020 was $5.05 per diluted common share(1).
“Capital One posted strong third quarter results. We are leaning in to resilience and we continue to be well served by the choices we made before the pandemic,” said Richard D. Fairbank, Founder, Chairman and Chief Executive Officer. “Our investments to transform our technology are powering our response to the downturn, and positioning us for the acceleration of digital change driven by the pandemic.”
Adjusting items in the third quarter of 2020, which are excluded from diluted earnings per share (EPS), efficiency ratio and operating efficiency ratio metrics (see Table 15 in our Financial Supplement for additional information):

(Dollars in millions, except per share data)	Pre-Tax Impact	Diluted EPS Impact
U.K. Payment Protection Insurance customer refund reserve release (“U.K. PPI Reserve”)	$36	$0.08
Legal reserve builds	(40)	(0.06)
Cybersecurity Incident expenses, net of insurance	(6)	(0.01)
The quarter included the following notable items:

(Dollars in millions, except per share data)	Pre-Tax Impact	Diluted EPS Impact
Equity investment gain	$470	$0.79
Allowance release associated with partnership loans moving to held-for-sale	327	0.54
(1)Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance, both in the current period and across periods. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.

Capital One Third Quarter 2020 Earnings

All comparisons below are for the third quarter of 2020 compared with the second quarter of 2020 unless otherwise noted.
Third Quarter 2020 Income Statement Summary:
•Total net revenue increased 13 percent to $7.4 billion.
•Total non-interest expense decreased 6 percent to $3.5 billion:
◦4 percent increase in marketing.
◦7 percent decrease in operating expenses.
•Pre-provision earnings increased 38 percent to $3.8 billion(2).
•Provision for credit losses decreased 92 percent to $331 million:
◦Net charge-offs of $1.1 billion.
◦$742 million reserve release.
•Net interest margin of 5.68 percent, decreased 10 basis points.
•Efficiency ratio of 48.07 percent.
◦Efficiency ratio excluding adjusting items of 47.68 percent(1).
•Operating efficiency ratio of 44.24 percent.
◦Operating efficiency ratio excluding adjusting items of 43.83 percent(1).
Third Quarter 2020 Balance Sheet Summary:
•Common equity Tier 1 capital ratio under Basel III Standardized Approach of 13.0 percent at September 30, 2020.
•Period-end loans held for investment in the quarter decreased $3.3 billion, or 1 percent, to $248.2 billion.
◦Credit Card period-end loans decreased $3.7 billion, or 3 percent, to $103.6 billion.
•Domestic Card period-end loans decreased $3.8 billion, or 4 percent, to $95.5 billion.
◦Consumer Banking period-end loans increased $2.0 billion, or 3 percent, to $68.7 billion.
•Auto period-end loans increased $2.1 billion, or 3 percent, to $65.4 billion.
◦Commercial Banking period-end loans decreased $1.6 billion, or 2 percent, to $75.9 billion.
•Average loans held for investment in the quarter decreased $3.8 billion, or 2 percent, to $249.5 billion.
◦Credit Card average loans decreased $3.4 billion, or 3 percent, to $105.4 billion.
•Domestic Card average loans decreased $3.7 billion, or 4 percent, to $97.3 billion.
◦Consumer Banking average loans increased $3.0 billion, or 5 percent, to $67.8 billion.
•Auto average loans increased $2.7 billion, or 4 percent, to $64.5 billion.
◦Commercial Banking average loans decreased $3.4 billion, or 4 percent, to $76.3 billion.
(1)Amounts excluding adjusting items are non-GAAP measures that we believe help investors and users of our financial information understand the effect of adjusting items on our selected reported results and provide alternate measurements of our performance, both in the current period and across periods. See Table 15 in Exhibit 99.2 for a reconciliation of our selected reported results to these non-GAAP measures.
(2)Pre-provision earnings is calculated based on the sum of net interest income and non-interest income, less non-interest expense for the period.

Capital One Third Quarter 2020 Earnings

•Period-end total deposits increased $1.5 billion, or less than 1 percent, to $305.7 billion, while average deposits increased $17.2 billion, or 6 percent, to $305.5 billion.
•Interest-bearing deposits rate paid decreased 25 basis points to 0.69 percent.
Earnings Conference Call Webcast Information
The company will hold an earnings conference call on October 22, 2020 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Under “About,” choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through November 5, 2020 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2019.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $305.7 billion in deposits and $421.9 billion in total assets as of September 30, 2020. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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